EXHIBIT 99.1

ESI Announces Fiscal 2006 First Quarter Results

    PORTLAND, Ore.--(BUSINESS WIRE)--Sept. 22, 2005--ESI (Nasdaq:ESIO) today announced results for its fiscal 2006 first quarter ended August 27, 2005.
    First quarter sales were $44.5 million, down 3% compared to fourth quarter sales of $45.7 million and down 39% compared to prior year first quarter sales of $72.6 million. Operating income for the quarter was $0.7 million, compared with operating income of $2.0 million in the fourth quarter and operating income of $15.4 million in the first quarter a year ago. Net income for the quarter was $1.3 million, or $0.05 per basic and diluted share, compared with a net loss of $0.8 million, or $0.03 per basic and diluted share, in the fourth quarter and net income of $10.6 million, or $0.38 per basic share and $0.36 per diluted share, in the first quarter a year ago.
    Included in the fourth quarter 2005 results was a $4.1 million charge resulting from the redemption of all of the outstanding 4 1/4% Convertible Notes, which eliminated all of ESI's long-term debt.
    Net orders for the first quarter were $34.8 million, a decrease of 33% compared with $52.0 million in the fourth quarter and a decrease of 49% compared with $67.6 million in the first quarter of 2005. Deferred revenue remained flat, ending the quarter at $13.1 million.
    "The company continued to operate effectively despite uncertain industry conditions," noted Nick Konidaris, ESI's president and chief executive officer. "During the first quarter we met our revenue target and exceeded our earnings target, delivered a seventh consecutive quarterly operating profit, generated cash, and continued to position the company for the future."
    Konidaris continued, "Although the order rate declined in the first quarter, we believe it was largely influenced by the timing of semiconductor orders."
    Mike Dodson, ESI's chief financial officer added, "Gross margin of 44 percent during the quarter was down from 45 percent in the prior quarter, but higher than the guidance we provided. The sequential decrease in gross margin was primarily due to lower overhead absorption on reduced production levels. Gross margin exceeded guidance due to both a higher margin sales mix than expected and a delay in the sale of previous generation Interconnect product with less favorable margins."
    "Operating expenses were $19 million in the first quarter, flat with the prior quarter. Within the operating expense total, research and development spending increased to $8 million, representing its highest level over three years. This planned increase in research and development spending is to fund the development of new products in existing and emerging markets," added Dodson.
    "Our balance sheet remained strong during the quarter. Cash and investments at the end of the quarter were $221 million as compared to $219 million at the end of the prior quarter. Cash increased primarily due to a decrease in inventory from the prior quarter," concluded Dodson.
    Konidaris added, "Although visibility beyond the current quarter remains limited, we believe second quarter shipments and revenue will increase from the first quarter and be in the range of $45 million to $55 million. As the result of the anticipated sale of previous generation Interconnect product, we expect margins in the second quarter to be in the low to mid-40% range. We expect operating expense to be in the range of $19 million to $20 million. The effective tax rate for the second quarter is expected to be approximately 25%, excluding an income tax charge of approximately $1.1 million related to a recent change in Oregon tax law."
    The company will hold a conference call today at 5:00 p.m. Eastern Time. The session will include a review of the financial results, operational performance, business outlook, and a question and answer period.
    The conference call can be accessed by calling 800-374-2470 (domestic participants) or 706-634-5108 (international participants). A live audio webcast can be accessed at www.esi.com. Upon completion of the call, an audio replay will be accessible through October 6, 2005 at 800-642-1687 (domestic participants) or 706-645-9291
(international participants), with conference ID number 9540645. The audio replay will also be available on the ESI website.

    Forward-Looking Statements

    This press release includes forward-looking statements concerning the markets we serve, shipments and revenues, gross margins, operating expenses, and tax rates. Actual results may differ materially from those in the forward-looking statements. Risks and uncertainties that may affect the forward-looking statements include: the relative strength and volatility of the electronics industry - which is dependent on many factors including component prices, global economic strength and political stability, and overall demand for electronic devices (such as capacitors, semiconductor memory devices and advanced electronic packages) used in wireless telecommunications equipment, computers and consumer and automotive electronics; the ability of the company to respond promptly to customer requirements; the ability of the company to develop, manufacture and successfully deliver new products and enhancements; the ability of the company to achieve anticipated cost reductions and savings; the company's need to continue investing in research and development; the company's ability to hire and retain key employees; the company's ability to create and sustain intellectual property protection around its products; the company's ability to utilize recorded deferred tax assets; taxes, interest or penalties resulting from tax audits; and changes in tax laws or the interpretation of such tax laws.

    About ESI

    ESI is a global supplier of manufacturing equipment to increase productivity for customers in the semiconductor, passive components and electronic equipment markets. As an innovator in the electronics industry, ESI has a legacy of technology firsts and customer recognition for product excellence. The advanced electronic devices you see and use around the world today -- cell phones, personal computers, digital cameras, PDAs, even automotive electronics -- contain components that were likely manufactured with ESI equipment. The company was founded in 1944 and is headquartered in Portland, Oregon. ESI's web site is http://www.esi.com.


                  Electro Scientific Industries, Inc.
                            FY 2006 Results
                 (In thousands, except per share data)
                              (Unaudited)

Operating Results:                              Three Months Ended
                                            ------------------------
                                               August 27,   August 28,
                                                 2005         2004
                                            ------------     --------

Net sales                                       $44,508      $72,620
Cost of sales                                    24,861       35,734
                                            ------------     --------
Gross profit                                     19,647       36,886
Operating expenses:
    Selling, service and administration          11,077       14,878
    Research, development and engineering         7,829        6,560
                                            ------------     --------
    Total operating expenses                     18,906       21,438
                                            ------------     --------
Operating income                                    741       15,448
Net interest income (expense)                     1,454         (236)
Other expense, net                                 (213)        (133)
                                            ------------     --------

Income before income taxes                        1,982       15,079
Provision for income taxes                          635        4,433
                                            ------------     --------
    Net income                                   $1,347      $10,646
                                            ============     ========

Net income per share - basic                      $0.05        $0.38
                                            ============     ========

Net income per share - fully
 diluted                                          $0.05        $0.36
                                            ============     ========


                  Electro Scientific Industries, Inc.
                      Analysis of FY 2006 Results
                        (Dollars in thousands)
                              (Unaudited)


                                                Three Months Ended
                                            -------------------------
                                               August 27,   August 28,
                                                 2005         2004
                                            ------------     --------
Sales detail:

    Semiconductor Group                         $27,901      $44,013

    Passive Components Group                     11,049       20,603

    Electronic Interconnect Group                 5,558        8,004
                                            ------------     --------
    Total                                       $44,508      $72,620
                                            ============     ========

Gross margin %                                       44%          51%

Selling, service and administrative expense %        25%          20%

Research, development and engineering expense %      18%           9%

Operating income  %                                   2%          21%

Effective tax rate %                                 32%          29%

Average shares outstanding - basic               28,642       28,216

Average shares outstanding - fully diluted       28,799       32,279

End of period employees                             563          628


                  Electro Scientific Industries, Inc.
                            FY 2006 Results
                        (Amounts in thousands)
                              (Unaudited)

Financial Position As Of:                   August 27,       May 28,
                                                2005           2005
                                            ------------     --------

Assets
Current assets:
    Cash and cash equivalents              $     88,144     $ 61,314
    Marketable securities                       120,421      137,753
                                            ------------     --------
        Total cash and securities               208,565      199,067

    Trade receivables                            37,177       36,163
    Income tax refund receivable                  7,977        9,227
    Inventories                                  53,728       59,533
    Shipped systems pending acceptance            4,498        4,014
    Deferred income taxes                        13,439       10,930
    Prepaid and other current assets              3,322        3,169
                                            ------------     --------
        Total current assets                    328,706      322,103

Long-term marketable securities                  12,830       19,834
Property, plant and equipment, net               35,658       32,959
Deferred income taxes                            15,112       16,955
Other assets                                     12,827       11,706
                                            ------------     --------
        Total assets                       $    405,133     $403,557
                                            ============     ========

Liabilities and Shareholders' Equity
Current liabilities:
    Accounts payable                       $      4,019     $  3,961
    Accrued liabilities                          27,512       29,455
    Deferred revenue                             13,118       12,986
                                            ------------     --------
        Total current liabilities                44,649       46,402

Shareholders' equity:
Preferred and common stock                      158,642      156,367
Retained earnings                               202,546      201,199
Accumulated other comprehensive loss               (704)        (411)
                                            ------------     --------
        Total shareholders' equity              360,484      357,155
                                            ------------     --------
        Total liabilities and
         shareholders' equity              $    405,133     $403,557
                                            ============     ========


End of period shares outstanding                 28,672       28,615
                                            ============     ========

Total cash and investments                 $    221,395     $218,901
                                            ============     ========

                  Electro Scientific Industries, Inc.
                            FY2006 Results
                        (Amounts in thousands)
                              (Unaudited)

Consolidated Statements of Cash Flows:          Three Months Ended
                                            -------------------------
                                               August 27,   August 28,
                                                 2005         2004
                                            ------------     --------

CASH FLOWS FROM OPERATING ACTIVITIES
    Net income                                   $1,347      $10,646
Adjustments to reconcile net income to
 cash provided by operating activities:
    Depreciation and amortization                 2,602        2,255
    Tax benefit of stock options exercised          727          503
    Provision for doubtful accounts                (144)          99
    Loss on disposal of property and equipment        7           54
    Deferred income taxes                          (558)       4,303
Changes in operating accounts:
    Increase in trade receivables                (1,336)      (9,734)
    Decrease in income tax refund receivable      1,250           55
    (Increase) decrease in inventories            5,097       (7,077)
    Increase in shipped systems pending
     acceptance                                    (484)      (2,778)
    Increase in other current assets               (168)      (1,855)
    Decrease in other current liabilities        (1,711)      (1,041)
    Increase in deferred revenue                    132        5,202
                                            ------------     --------
Net cash provided by operating activities         6,761          632
                                            ------------     --------

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property, plant and equipment        (4,645)        (882)
Proceeds from sale of property and equipment          -           76
Proceeds from sale of assets held for sale            -        2,361
Change in investments, net                       24,269        4,547
Increase in other assets                           (425)        (582)
                                            ------------     --------
Net cash provided by investing activities        19,199        5,520
                                            ------------     --------

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from stock plans                           870        2,219
                                            ------------     --------
Net cash provided by financing activities           870        2,219
                                            ------------     --------

NET CHANGE IN CASH AND CASH EQUIVALENTS         $26,830       $8,371

CASH AND CASH EQUIVALENTS AT BEGINNING
 OF PERIOD                                      $61,314      $80,358
                                            ------------     --------

CASH AND CASH EQUIVALENTS AT END OF
 PERIOD                                         $88,144      $88,729
                                            ============     ========



    CONTACT: ESI
             Mike Dodson, 503-671-7028
             Craig Stoehr, 503-671-7061